Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SCHEDULE TO

(Rule 14d-100)

Carlyle Credit Solutions, Inc.

(Name of Subject Company (Issuer))

CDL Tender Fund 2022-1, L.P.

CDL Tender Fund 2022-1 GP, L.L.C.

CG Subsidiary Holdings, L.L.C.

Carlyle Global Credit Investment Management L.L.C.

Cliffwater Corporate Lending Fund

Cliffwater LLC

AlpInvest Indigo I CI-A, L.P.

AlpInvest Indigo SCF I CI GP, L.P.

(Name of Filing Persons (Offerors))

Table 1 – Transaction Value

	Transaction Valuation*	Fee rate	Amount of Filing Fee**
Fees to Be Paid	$100,000,000	0.00009270	$9,270
Fees Previously Paid	0		0
Total Transaction Valuation	$100,000,000
Total Fees Due for Filing			$9,270
Total Fees Previously Paid			0
Total Fee Offsets			0
Net Fee Due			$9,270

*	This calculation is based on the offer to purchase for cash up to $100,000,000 in aggregate amount of shares of common stock, par value $0.01 per share, of Carlyle Credit Solutions, Inc., a Maryland corporation.
**	The filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Advisory Rate #1 for Fiscal Year 2022, issued August 23, 2021, is calculated by multiplying the Transaction Valuation by 0.00009270.